CONFIDENTIAL SETTLEMENT AGREEMENT

This Agreement is made effective as of November 5, 2009, by and between SpongeTech Delivery Systems, Inc., (“SpongeTech” or “Plaintiff”) and R.M. Enterprises International, Inc. (“R.M.”) and GETFUGU, Inc. (“GetFugu” or “Defendant”).  SpongeTech and GetFugu are collectively referred to as the “Parties” and singularly referred to as “Party”.

RECITALS

A.	The Parties were involved in a litigation captioned SPONGETECH DELIVERY SYSTEMS, INC. v. GETFUGU, INC. et. al..

B.
The claims in the litigation are disputed and there is no admission of liability by either party.  Having settled their disputes, the Parties now wish to further reduce to writing the terms of their settlement as contemplated.

AGREEMENT

The Parties agree as follows:

Section 1.        General Releases.

Section 1.1.    SpongeTech and R.M., on behalf of itself and its present, past and future predecessors, affiliates, parents, subsidiaries, shareholders, managers, associates, employees, officers, directors representatives, agents, successors and assigns, hereby absolutely, unconditionally, finally and forever waives, releases and discharges the Defendant from any claims, rights, damages or obligations against the other, including without limitation and causes of action that either were asserted or could have been asserted in the litigation.

Section 1.2.    Defendant, on behalf of itself and its present, past and future predecessors, affiliates, parents, subsidiaries, shareholders, managers, associates, employees, officers, directors representatives, agents, successors and assigns, hereby absolutely, unconditionally, finally and forever waives, releases and discharges SpongeTech from any claims, rights, damages or obligations against the other, including without limitation and causes of action that either were asserted or could have been asserted in the litigation.

Section 2.      SpongeTech and R.M. each represent and warrant to GetFugu that neither such Party (a) has engaged in any short sales (as defined in Regulation SHO under the Securities Act) of GetFugu common stock, (b) holds any open short position in GetFugu common stock, or (c) will use any of the shares acquired pursuant to Section 4.1 below to cover any open short position.

Section 3.      General Provisions.

Section 3.1.    Entire Agreement.  This Agreement supersedes any and all prior or contemporaneous negotiations, correspondence, understandings or agreements of the Parties relating to the subject matter hereof, whether written or oral, and all such other understandings or agreements shall upon the effective date be void and without further force or effect.  No change, modification, addition or amendment to this Agreement shall be valid unless in writing and duly executed by all Parties, indicating intent to modify the Agreement.

Section 3.2.         Notice.  In the case of any need to communicate with regard to this Agreement, such communications shall be in writing and shall be directed to the following designated individuals:

For SpongeTech and R.M.:

SpongeTech Delivery Systems, Inc.
10 West 33rd Street, Suite 518
New York, New York 10001
Attn: Chief Operating Officer

With a copy to:

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, NY 10022
Attn:  James D. Fornari, Esq.

For GetFugu:

GetFugu, Inc.
8560 W. Sunset Blvd., 7th Floor
West Hollywood, CA 90069
Attn:  President

With a copy to:

Luce Forward Hamilton & Scripps LLP
601 S. Figueroa St., 39th Floor
Los Angeles, CA 90017
Attn:  John C. Kirkland, Esq.

Any notice required or permitted by this Agreement shall be effective only if given in writing and shall be considered to have been given when (i) delivered by hand, (ii) sent by telecopier with completed transmission confirmed, provided that a copy is mailed reasonably promptly by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express, or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid to the party to be notified at such a Party’s address as set forth above, or as subsequently modified by the Parties.  Notices sent by Federal Express or other reputable express delivery service (receipt requested) marked for next-day delivery shall be deemed received on the next business day after sending.

Section 3.3.    Governing Law.   All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of the State of New York without regard to principles of conflicts of law.

Section 3.4.    Captions.  The captions in the Agreement are intended solely as a matter of convenience and for reference and shall be given no effect in the construction or interpretation of the Agreement.

Section 3.5.    Severability of Provisions.  Should any part or provision of the Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall be unimpaired.

Section 3.6.    No Agency.  At no time shall any Party hold itself out to be the agent, employee, lessee, sublessee, partner, or joint venture partner of another Party.  Nothing in the Agreement shall be construed to create any relationship between the Parties other than as expressly set forth in this Agreement.  The Parties shall not have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party with regard to any other contract, agreement, or undertaking with a third party.

Section 3.7.    Construction Against Waiver.  No waiver of any term, provision, or condition of the Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of the Agreement; no shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

Section 3.8.    Joint Drafting.  Counsel for Parties participated in the negotiation and drafting of this Agreement.  The terms of this Agreement should not be construed either for or against any Party based solely on the authorship of any particular term or section.

Section 3.9.    Execution of Agreement.  This Agreement may be executed in one or more counterparts, and all counterparts so executed shall constitute one single and entire Agreement, which shall be binding on the Parties hereto, notwithstanding that the Parties may not be signatories to the original or the same counterparts.

Section 4.       Other Terms.

Section 4.1.    In consideration for the sum of One Million, Seven Hundred and Fifty Thousand ($1,750,000.00) Dollars, receipt of which is hereby acknowledged, GetFugu shall issue to R.M., Five Million, Two Hundred Fifty Thousand Five Hundred Twenty-Five (5,250,525) shares of common stock of GetFugu, Inc. (“Purchased Shares”), pursuant to and in accordance with a Subscription Document and Accredited Investor Questionnaire (“Subscription Document”), copy of which is attached hereto and incorporated herein by reference as Exhibit A as if set forth in full herein.

Section 4.2.    R.M. may transfer the Purchased Shares to SpongeTech or its designee in a private transaction under Section 4(1) of the Securities Act of 1933, as amended (“Act”), which transfer shall be made in full compliance with all applicable state and federal securities laws, and shall not be deemed a violation of any transfer restriction otherwise incorporated into or made a part of the Purchased Shares. Share certificates shall continue to bear the standard restrictive legend following transfer.

Section 4.3.    GetFugu and SpongeTech shall enter into GetFugu’s standard form of Augmented Reality Link Terms of Service Agreement  (provided, however, that SpongeTech shall not be charged any service fee for up to 20 ARLs specified by the Customer and up to a number of VRLs and GRLs as mutually agreed), and SpongeTech shall promptly be placed on the GetFugu Platform and provided the Services (as defined in the ARL Terms of Service Agreement).

Section 4.4.    Neither Party nor any affiliate company shall, in any communications with the press or other media or any customer, client or supplier, criticize, ridicule or make any remark or statement which disparages or is derogatory of the other Party, its affiliates or any of their respective products, services, directors or senior officers.  Each Party shall instruct and cause its directors and senior officers not to make any such statements.

Section 4.5.    Either Party may issue a press release in mutually agreeable form, which shall state, among other things, that the Parties have amicably resolved their differences and misunderstandings and look forward to working together in the future.  Aside from any public disclosure in filings with the Securities and Exchange Commission that either Party deems to be necessary or appropriate based upon written advice of counsel, neither Party shall may any other public statement concerning the other.

Section 4.6.    The Parties agree to immediate dismissal of suit with prejudice, with each party to bear its own attorney fees, costs and expenses of suit.

Section 4.7.    The Parties agree that the terms of the settlement will be confidential and both parties need to agree on the content of any press release and any other public announcement of the settlement, except to the extent that either Party is required to make disclosure of the settlement in its regulatory or other filings, in which case that disclosure shall be determined by that Party and its counsel.

Section 5.      Piggy-Back Registrations.  If at any time during the date which is the earlier of (i) such time as all of the Purchased Shares have been publicly sold by R.M. or SpongeTech (the “Holder”), or (ii) such time as all of the Purchased Shares may be sold by the Holder pursuant to Rule 144 as determined by the counsel to GetFugu pursuant to a written opinion letter to such effect, addressed and acceptable to GetFugu’s transfer agent and the affected Holder, there is not an effective registration statement covering all of the Purchased Shares and GetFugu shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then GetFugu shall send to Holder written notice of such determination and, if within fifteen days after receipt of such notice, any Holder shall so request in writing, GetFugu shall include in such registration statement all or any part of such Purchased Shares such Holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.

IN WITNESS WHEREOF, the Parties have caused the Agreement to be executed for these purposes.

SPONGETECH DELIVERY SYSTEMS, INC.

By:

Title:

R.M. ENTERPRISES INTERNATIONAL, INC.

By:

Title:

GETFUGU, INC.

By:

Title: